Exhibit 99.1

AAON REPORTS EARNINGS, RECORD SALES & BACKLOG
FOR THE FIRST QUARTER OF 2022

TULSA, OK, May 5, 2022 - AAON, INC. (NASDAQ-AAON), a leader in innovation and production of premium quality, highly energy efficient HVAC equipment for nonresidential buildings, today announced its results for the first quarter of 2022.

Net sales for the first quarter of 2022 increased 57.8% to $182.8 million from $115.8 million in the first quarter of 2021. Organic volume growth contributed approximately 21.3% to net sales in the quarter and the addition of BasX Solutions added 18.1%, with the rest of the growth coming from price increases. Despite the robust growth in net sales, gross profit contracted 340 basis points to 25.2%. Gross profit was impacted primarily by higher material costs as well as supply chain issues that continue to adversely affect operational efficiencies, albeit to a smaller degree than during the second half of 2021. On a sequential basis, gross profit improved 570 basis points from the fourth quarter of 2021. Selling, general and administrative costs increased 56.9% to $23.1 million. Excluding $5.3 million of costs related to BasX Solutions, acquired in December 2021, SG&A costs increased 20.9%. All in, including a doubling of our effective tax rate, this resulted in diluted EPS of $0.33, up 10.0% from $0.30 in the prior year period.

Financial Highlights:	Three Months Ended March 31,		%
	2022	2021	Change
	(in thousands, except share and per share data)
GAAP Measures
Net sales	$182,771	$115,788	57.8%
Gross profit	$46,064	$33,157	38.9%
Gross profit margin	25.2%	28.6%
Operating income	$23,010	$18,461	24.6%
Operating margin	12.6%	15.9%
Net income	$18,059	$16,376	10.3%
Earnings per diluted share	$0.33	$0.30	10.0%
Diluted average shares	53,950,995	53,814,644	0.3%

Non-GAAP Measures
EBITDA[1]	$30,107	$25,876	16.4%
EBITDA margin[1]	16.5%	22.3%
[1]These are non-GAAP measures. See "Use of Non-GAAP Financial Measures" below for reconciliation to GAAP measures.

Backlog

March 31, 2022	December 31, 2021	March 31, 2021
(in thousands)
$461,400	$260,164	$96,733

The Company finished the first quarter of 2022 with a record backlog of $461.4 million, up 377.0% from $96.7 million a year ago, and up 77.3% from $260.2 million at the end of the fourth quarter of 2021. Excluding BasX Solutions' backlog, organic backlog was also a record, up 305.0% from the prior year quarter.

As of March 31, 2022, the Company had cash and cash equivalents of $5.6 million and total debt of $65.0 million. Rebecca Thompson, CFO, commented, “Within the quarter, we drew down $25.0 million from our line of credit to finance investments in working capital and capital expenditures. We are investing in working capital to facilitate the robust growth we are experiencing, while overcoming supply chain issues and inflation. Capital expenditures, which we continue to expect will be $100.4 million for 2022, are mostly investments to increase manufacturing capacity.”

Ms. Thompson continued, “Our balance sheet remains in a very strong position. At the end of the first quarter, our leverage ratio was 0.63. In Q2, we expect to close on the $22.0 million purchase of real estate related to the acquisition of BasX Solutions which will increase debt modestly in the second quarter. However, we anticipate cash flow will improve in the second half of the year, allowing us to start reducing net debt by year-end. Overall, we are very comfortable with our financial position and liquidity, and we will continue to invest in our long-term growth plans.”

Gary Fields, President and CEO, stated, “I am very pleased with the growth we continue to see in our backlog. New bookings in the first quarter grew organically year over year 150%, marking an acceleration from the robust growth we were already experiencing in recent quarters. I was especially glad to see this considering the year over year comparison in bookings in the first quarter was our toughest comparison in two years. We are clearly taking market share. Many factors are playing a role in this success, including our highly attractive lead times, which have provided us with a big advantage in the current market that continues to experience severe supply pressures.”

Mr. Fields continued, “Our lead times are a testament to how well we have managed our operations through a very challenging environment. While supply chain issues have eased some, they remain a day-to-day issue. The investments we have made in our facilities, our people and our operations led to record production rates and net sales in the first quarter. This has helped us manage our order book on a timely basis and maintain competitive lead times.”

Mr. Fields continued, “I was also pleased to see our margins improve in the first quarter after experiencing such a difficult fourth quarter of 2021. Gross margins were still below our target of 28%-32%, but we are managing well through the supply chain difficulties and we maintain a disciplined pricing strategy to offset inflationary headwinds. As a result, we continue to believe we are on track to return to target margins later this year. We anticipate net sales, margin and earnings will improve throughout 2022.”

Mr. Fields concluded, “Long-term, we are very optimistic with the Company’s outlook. The innovations of our customized product offering combined with our advanced manufacturing process and strong independent sales channel fully support the secular market trends related to decarbonization and indoor air quality. Our recent acquisition of BasX Solutions is also an integral component to our long-term strategy. Since acquiring the business nearly five months ago, backlog at BasX has nearly doubled and new bookings are up significantly from a year ago. The pipeline of construction projects for BasX's data center and cleanroom end-markets is immense. We have also learned the revenue synergies related to the acquisition are greater than we initially estimated. Overall, the fundamentals of the Company have never been better.”

The Company will host a conference call and webcast today at 5:15 P.M. ET to discuss the first quarter 2022 results and outlook. The conference call will be accessible via a dial-in for those who wish to participate in Q&A as well as a listen-only webcast. To access either mode, register at https://connect.beacon360.com/ses/RWuvrKRXN7eRHOe6k-3uyQ~~. After registering, participants will receive an email with instructions on how to access the dial-in and webcast. On the next business day following the call, a replay of the call will be available on the Company’s website at https://AAON.com/Investors.

About AAON
AAON, Inc. is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, data center cooling systems, cleanroom systems, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal/water-source heat pumps, coils and controls. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers. For more information, please visit www.AAON.com.

Forward-Looking Statements
Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.

Contact Information
Joseph Mondillo
Director of Investor Relations
Phone: (617) 877-6346
Email: joseph.mondillo@aaon.com

AAON, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)
	Three Months Ended March 31,
	2022	2021
	(in thousands, except share and per share data)
Net sales	$182,771	$115,788
Cost of sales	136,707	82,631
Gross profit	46,064	33,157
Selling, general and administrative expenses	23,056	14,696
Gain on disposal of assets	(2)	—
Income from operations	23,010	18,461
Interest (expense) income, net	(190)	3
Other income, net	21	17
Income before taxes	22,841	18,481
Income tax provision	4,782	2,105
Net income	$18,059	$16,376
Earnings per share:
Basic	$0.34	$0.31
Diluted	$0.33	$0.30
Weighted average shares outstanding:
Basic	52,613,232	52,293,464
Diluted	53,950,995	53,814,644

AAON, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
	March 31, 2022	December 31, 2021
Assets	(in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$5,633	$2,859
Restricted cash	595	628
Accounts receivable, net of allowance for credit losses of $837 and $549, respectively	113,736	70,780
Income tax receivable	2,092	5,723
Inventories, net	146,091	130,270
Contract assets	10,001	5,749
Prepaid expenses and other	5,548	2,071
Total current assets	283,696	218,080
Property, plant and equipment:
Land	5,016	5,016
Buildings	139,089	135,861
Machinery and equipment	326,306	318,259
Furniture and fixtures	23,817	23,072
Total property, plant and equipment	494,228	482,208
Less: Accumulated depreciation	227,858	224,146
Property, plant and equipment, net	266,370	258,062
Intangible assets, net	67,310	70,121
Goodwill	81,892	85,727
Right of use assets	16,862	16,974
Other long-term assets	1,328	1,216
Total assets	$717,458	$650,180

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$35,796	$29,020
Accrued liabilities	52,890	50,206
Contract liabilities	25,540	7,542
Total current liabilities	114,226	86,768
Revolving credit facility, long-term	65,000	40,000
Deferred tax liabilities	32,966	31,993
Other long-term liabilities	18,693	18,843
New market tax credit obligation	6,417	6,406
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.004 par value, 100,000,000 shares authorized, 53,065,081 and 52,527,985 issued and outstanding at March 31, 2022 and December 31, 2021, respectively	212	210
Additional paid-in capital	77,574	81,654
Retained earnings	402,370	384,306
Total stockholders' equity	480,156	466,170
Total liabilities and stockholders' equity	$717,458	$650,180

AAON, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
	Three Months Ended March 31,
	2022	2021
Operating Activities	(in thousands)
Net income	$18,059	$16,376
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	7,076	7,398
Amortization of debt issuance cost	11	10
Amortization of right of use assets	67	—
Provision for (recovery of) credit losses on accounts receivable, net of adjustments	288	(13)
Provision for (recovery of) excess and obsolete inventories	220	(194)
Share-based compensation	3,112	2,761
Gain on disposition of assets	(2)	—
Foreign currency transaction gain	(9)	(8)
Interest income on note receivable	(6)	(6)
Deferred income taxes	973	4,658
Changes in assets and liabilities:
Accounts receivable	(43,244)	(5,179)
Income tax receivable	3,631	(2,766)
Inventories	(16,041)	(1,627)
Contract assets	(4,252)	—
Prepaid expenses and other	(3,588)	108
Accounts payable	6,325	4,904
Contract liabilities	17,998	—
Deferred revenue	68	2,358
Accrued liabilities	2,511	58
Net cash (used in) provided by operating activities	(6,803)	28,838
Investing Activities
Capital expenditures	(14,031)	(16,404)
Cash paid in business combination, net of cash acquired	(249)	—
Proceeds from sale of property, plant and equipment	2	—
Principal payments from note receivable	14	14
Net cash used in investing activities	(14,264)	(16,390)
Financing Activities
Borrowings under revolving credit facility	25,000	—
Stock options exercised	2,890	9,438
Repurchase of stock	(3,278)	(5,185)
Employee taxes paid by withholding shares	(804)	(1,217)
Net cash provided by financing activities	23,808	3,036
Net increase in cash, cash equivalents and restricted cash	2,741	15,484
Cash, cash equivalents and restricted cash, beginning of period	3,487	82,288
Cash, cash equivalents and restricted cash, end of period	$6,228	$97,772

Use of Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), additional non-GAAP financial measures are provided and reconciled in the following tables. The Company believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results. The Company believes that this non-GAAP financial measure enhances the ability of investors to analyze the Company’s business trends and operating performance as they are used by management to better understand operating performance. Since EBITDA and EBITDA margin are non-GAAP measures and are susceptible to varying calculations, EBITDA and EBITDA margin, as presented, may not be directly comparable with other similarly titled measures used by other companies.

EBITDA

EBITDA (as defined below) is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund operations. The Company defines EBITDA as net income, plus (1) depreciation and amortization, (2) interest expense (income), net and (3) income tax expense. EBITDA is not a measure of net income or cash flows as determined by GAAP. EBITDA margin is defined as EBITDA as a percentage of net sales.

The Company’s EBITDA measure provides additional information which may be used to better understand the Company’s operations. EBITDA is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDA are significant components in understanding and assessing a company's financial performance. EBITDA, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDA is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements.

The following table provides a reconciliation of net income (GAAP) to EBITDA (non-GAAP) and for the periods indicated:

	Three Months Ended March 31,
	2022	2021
	(in thousands)
Net income, a GAAP measure	$18,059	$16,376
Depreciation and amortization	7,076	7,398
Interest expense (income), net	190	(3)
Income tax expense	4,782	2,105
EBITDA, a non-GAAP measure	30,107	25,876
EBITDA margin	16.5%	22.3%